Exhibit 99.1

BIOCARDIA REPORTS FIRST QUARTER 2023 BUSINESS HIGHLIGHTS AND FINANCIAL RESULTS

Sunnyvale, Calif. – May 10, 2023 - BioCardia, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reports financial results for the first quarter of 2023 and filed its quarterly report on Form 10-Q for the three months ended March 31, 2023 with the Securities and Exchange Commission. The Company will also hold a conference call at 4:30 PM ET today in which it will discuss business highlights. Following management’s formal remarks, there will be a question-and-answer session.

“Our autologous and allogeneic cell therapy programs are advancing in the clinic, with three enabled by our Helix cardiac biotherapeutic delivery system and a fourth using intravenous delivery,” said Peter Altman, Ph.D., President, and CEO.  “This past quarter our lead CardiAMP cell therapy for heart failure program had positive two-year data, additional patients enrolled and new centers consenting their first patients.  For this program, we have had productive interactions with the FDA towards implementing an adaptive statistical analysis plan and have been preparing for submission towards approval in Japan.  We are also engaged in discussions for six out licensing and product distribution opportunities with an intent to close two in 2023, in parallel to delivering our product milestones.”

RECENT BUSINESS HIGHLIGHTS:

CardiAMP® Autologous Cell Therapy for Patients with Ischemic Heart Failure (BCDA-01)

The CardiAMP Cell Therapy Trial for Heart Failure is a Phase III, multi-center, randomized, double-blinded, sham-controlled study intended to include up to 260 patients. The Phase III pivotal trial, which was granted Breakthrough designation by the U.S. Food and Drug Administration (FDA), is designed to provide the primary support for the safety and efficacy of the CardiAMP Cell Therapy System for the treatment of heart failure with reduced ejection fraction (HFrEF). This trial is active at 20 clinical sites in the United States and Canada. One hundred twenty (120) patients have been enrolled to date, with 10 additional control patients having crossed over to receive the study treatment after completing their two-year follow-up study visit.

In March, positive echocardiography data from the trial was presented at the 2023 American College of Cardiology annual meeting in New Orleans. Detailed echocardiography data from the roll-in cohort from baseline through one and two years showed a more than doubling in the number of heart segments functioning normally and restoration of function to 30 percent of previously non-functioning segments.  Despite severe, symptomatic ischemic HFrEF, two-year survival was 100 percent, and all patients completed 24 months of follow-up. Echocardiography outcomes were consistent with improvement in functional capacity as measured by median change in six-minute walk distance that was clinically meaningful at both 12 months and 24 months, and improvement in quality of life as measured by the Minnesota Living with Heart Failure Questionnaire in the majority of patients at both one year and two years.

The Company has been actively working with the FDA to incorporate an adaptive statistical analysis plan in the next Data Safety Monitoring Board (DSMB) meeting. This plan will enable the ongoing trial to be stopped early if there is a high probability of success or futility. After a “Sprint” Discussion with the FDA in March, the adaptive statistical analysis plan incorporating the FDA’s feedback was submitted to the FDA on April 26. We anticipate that the FDA will approve the supplement in time for the next DSMB meeting, currently being scheduled for the last week of June.

The Company has prepared a submission towards approval by Japan’s Pharmaceutical and Medical Device Agency (PMDA), based on existing data, which we expect to submit in the current quarter. It is expected that review, consultation, and clarity on potential approval will follow over subsequent months.

CardiAMP® Autologous Cell Therapy for Patients with Chronic Myocardial Ischemia (BCDA-02)

The CardiAMP Cell Therapy Trial for Chronic Myocardial Ischemia is a Phase III, multi-center, randomized, double-blinded, controlled study intended to include up to 343 patients at up to 40 clinical sites. The Phase III pivotal trial is designed to provide the primary support for the safety and efficacy of the CardiAMP Cell Therapy System for the indication of chronic myocardial ischemia. The trial has been activated at two clinical sites and three patients have been enrolled and treated. The Company expects to complete the roll-in cohort in 2023.

CardiALLO™ Allogeneic Cell Therapy for Ischemic HFrEF (BCDA-03)

The CardiALLO Cell Therapy Trial for heart failure is a Phase I/II, multi-center, randomized, double-blinded, controlled study intended to include up to 69 patients and designed to assess the safety and efficacy of this therapeutic candidate. The investigational New Drug Application was approved by the FDA in December 2022. The trial is designed for patients with New York Heart Association Class II and III ischemic HFrEF whose own cell composition makes them ineligible for the Company’s Phase III CardiAMP Cell Therapy Trial for Heart Failure. Clinical-grade allogeneic cells have been manufactured in our facility and are available for use. We have completed contracting and budget negotiations with our first center and expect to begin enrolling patients as soon as the clinical site agreements and IRB approvals are in place.

Allogeneic Cell Therapy for Acute Respiratory Distress Syndrome (BCDA-04)

Our Allogeneic Cell Therapy Trial for Acute Respiratory Distress Syndrome (ARDS) is a Phase I, multi-center, open label study intended to include up to nine patients. This ARDS trial is expected to commence in the fourth quarter of 2023, following the initiation of the trial studying these allogeneic MSC cells for HFrEF.

Intellectual Property

Two enabling device patents issued in March, related to our steerable introducer catheter systems which enable our cardiac biotherapeutic delivery procedures.

Quality System

The FDA completed an audit of the Company’s Medical Device Quality System that underlies our clinical programs and those of our biotherapeutic delivery partners with no written observations.

Business Development

In February, the Company announced an amendment and extension of its partnership to work together on CellProthera’s next clinical study, and potential early access commercialization, which could begin in 2024.

First Quarter 2023 Financial Results:

>	Revenues were approximately $64 thousand for the three months ended March 2023, compared for approximately $60 thousand in the three months ended March 2022.

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Research and development expenses increased to approximately $2.4 million for the three months ended March 2023 compared to approximately $2.2 million for the three months ended March 2022, primarily due to increased expenses in support of the CardiAMP Cell Therapy Trial for Heart Failure.

>	Selling, general and administrative expenses were approximately $1.2 million for the three months ended March 2023 and for the three months ended March 2022.

>	Our net loss was approximately $3.5 million for the three months ended March 2023, compared to approximately $3.3 million for the three months ended March 2022.

>	Net cash used in operations for the three months ended March 2023 was approximately $2.6 million, as compared to approximately $2.9 million for the three months ended March 2022.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	BCDA-01: CardiAMP Cell Therapy for Heart Failure Phase III Trial

-	Q2 2023: DSMB review

-	Q2 2023: Japan’s Pharmaceutical and Medical Device Agency Submission

>	BCDA-02: CardiAMP Cell Therapy for Chronic Myocardial Ischemia Phase III Trial

-	Q4: 2023: Roll-in cohort top line safety data presentation

>	BCDA-03: NK1R+ MSC Allogeneic Cell Therapy in ischemic HFrEF Phase I/II Trial

-	Q2 2023: First patient enrolled

>	BCDA-04: NK1R+ MSC Allogeneic Cell Therapy in ARDS Phase I/II Trial

-	Q4 2023: First patient enrolled

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogeneic bone marrow derived mesenchymal stem cell therapy for cardiovascular and pulmonary diseases. These platforms underly four product candidates, each with the potential to meaningfully benefit millions of patients. Three of BioCardia’s investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platform, which the Company also selectively licenses to other biotherapeutic development firms. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services.  For more information visit: www.BioCardia.com.

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10178872/f96d986c90.  Please note that registered participants will receive their dial-in number upon registration.  For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=qLPC1TiA.

A webcast replay of the call will be available approximately one hour after the end of the call through August 10, 2023, at the above links. A telephonic replay of the call will be available through May 24, 2023 and may be accessed by calling 1-877-344-7529 (domestic), 1-412-317-0088 (international) or 855-669-9658 (Canada) by using access code 8791101 or by the link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=qLPC1TiA.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the availability of data from our clinical trials, filings with the FDA and Japan’s Pharmaceutical and Medical Device Agency, FDA and Japanese product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Three Months ended March 31,
	2023	2022
Revenue:
Net product revenue	$—	$1
Collaboration agreement revenue	64	59
Total revenue	64	60
Costs and expenses:
Research and development	2,384	2,186
Selling, general and administrative	1,190	1,201
Total costs and expenses	3,574	3,387
Operating loss	(3,510)	(3,327)
Other income (expense):
Total other income, net	9	2
Net loss	$(3,501)	$(3,325)

Net loss per share, basic and diluted	$(0.17)	$(0.19)

Weighted-average shares used in computing net loss per share, basic and diluted	20,177,167	17,066,068

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	March 31,	December 31,
	2023(1)	2022(1)

Assets:
Cash and cash equivalents	$4,857	$7,363
Other current assets	432	501
Property, equipment and other noncurrent assets	1,839	1,929
Total assets	$7,128	$9,793
Liabilities and Stockholders’ Equity
Current liabilities	$4,000	$3,585
Operating lease liability - noncurrent	1,228	1,316
Total stockholders’ equity	1,900	4,892
Total liabilities and stockholders’ equity	$7,128	$9,793

(1)  March 31, 2023 amounts are unaudited. December 31, 2022 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission on March 29, 2023.